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                                                                   Exhibit 10.09

February 19, 2001



Mr. C. Tom O'Grady
30 Southgate Drive
The Woodlands, TX  77380


Dear Tom:

I am very pleased to offer you the position of Vice President, Mergers and Acquisitions, at Roper Industries, Inc. Roper's entire management team was impressed with your experience and, more importantly, with your personality and management style. I know you will fit in well at our company and I am sure you will enjoy working with us.

This offer is, of course, subject to favorable responses to prior work references and academic accreditation.

Salary and Benefits
-------------------

The following statements summarize the proposed financial terms of your employment:

   1. Your commencing annual salary will be $210,000 to be reviewed January 1, 2002 and thereafter on an annual basis without consideration being given to the sign-on bonus and guaranteed minimum bonus as stipulated below.

   2. Sign-on bonus of $100,000: $50,000 to be paid on the start date; $25,000 on the first anniversary of the start date and $25,000 on the second anniversary of the start date. If you resign, there will be a claw back of the amount paid within the past 12-month period.

   3. You will be included in the Roper Industries Discretionary Annual Bonus Program. Bonuses in this program are paid in the first week of January for results achieved in the preceding fiscal year. If goals are fully met, you will be entitled to a bonus that represents 100% of your annual salary. For the first three years, you will be guaranteed a minimum bonus of $100,000 per year. If, however, the actual bonus amount earned in a particular year is greater than the guaranteed amount, the greater amount will be paid.

   4. All unpaid sign-on bonus and unpaid guaranteed bonus amounts will vest immediately, and are payable, in the event of your termination or in the event of a Roper Industries change of control.

   5. You will receive one year's salary and bonus as a severance payment if Roper terminates you other than for gross misconduct. Gross misconduct will be defined as a civil or criminal act or ethical misconduct committed against Roper Industries, Inc., it's employees, customers or suppliers.

   6. You will be eligible to participate in Roper's Stock Option Program. On commencing employment, you will be granted 20,000 Roper Stock Options at the prevailing stock price and normal vesting period. Additional options could be made available on an annual basis as Roper continues to grow and your success contributes to Roper's performance.

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   7.   A company car will be provided similar to a Buick Park Avenue with all expenses for business and private use covered, subject to IRS rules.

   8. You will be included in the corporation's benefits package, a summary of which is provided as a supplement to this letter. You will be eligible to participate in all benefits as of your start date with the exception of the 401(k) plan and the Employee Stock Purchase Plan as their eligibility rules do not allow for immediate participation and mandate the six-month waiting periods.

   9. You will be eligible to participate from your start date in the Roper Industries, Inc. NonQualified Plan which allows unlimited compensation deferral on a pre-tax basis. After you become eligible for the 401(k) plan and begin participating in it, the NonQual Plan also becomes a vehicle for a continuation of the company match to the max allowed by the plan.

   10. You will also be eligible for inclusion in our Executive Reimbursement Insurance Plan in which any out-of-pocket health, dental or vision expenses not covered by our normal plans are reimbursed.

   11. Relocation reimbursement will be provided under our normal policy which includes all reasonable moving expenses through the mover with whom Roper has contracted to handle moves and relocations and including such out-of-pocket costs as utility deposits, closing costs, etc. We will also cover the costs of temporary living expenses for up to six months. These reimbursable expenses will also include the following:

                a) selling costs, selling commission and brokerage fees associated with the buying of new residence and selling of current residence;
                b) all escrow fees, miscellaneous transaction costs and other fees associated with the buying of new residence and selling of old residence;
                c)   house hunting trips as necessary;
                d) movement and storage, if necessary, of household goods and automobiles (5); and
                e)   income tax gross up for total value of relocation.

   12. You will be eligible for initiation fees, monthly dues and business expenses to the Athens Country Club, assuming membership is available.

   13.  You will be eligible for four weeks of vacation per year.



Starting Date
-------------

Tom, I hope that the employment package extended in this letter is satisfactory and you will commence employment on April 1, 2001. If you have any questions regarding your employment package, please do not hesitate to call me.

As you are aware this is an important position we are endeavoring to fill and hope you can accept this offer and return the signed page no later than February 23, 2001.

Kind Regards,



Derrick N. Key                                    Accepted
President, CEO and
Chairman of the Board
                                                  ______________________
                                                  C.Tom O' Grady